                                                                    EXHIBIT 99.4

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                              ELEKOM CORPORATION

                                   ARTICLE I

                                     NAME

     The name of this corporation is Elekom Corporation.

                                  ARTICLE II

                                    SHARES

     A.  Authorized Capital.  This corporation is authorized to issue two
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classes of stock to be designated, respectively, "Common Stock" and "Preferred
Stock." The total number of shares that this corporation is authorized to issue is Fifteen Million (15,000,000) shares. Nine Million Six Hundred Ninety-Two Thousand Eight Hundred Twenty-Six (9,692,826) shares shall be Common Stock and Five Million Three Hundred Seven Thousand One Hundred Seventy-Four (5,307,174) shares shall be Preferred Stock, each with a par value of $0.01 per share.

     B.  Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Nine Hundred Seventeen Thousand Two Hundred Twenty-Nine (917,229) shares (the "Series A Preferred Stock") and the Series B Preferred Stock, which series shall consist of Four Million Three Hundred Eighty-Nine Thousand Nine Hundred Forty-Five (4,389,945) shares (the "Series B Preferred Stock"), are as set forth below in this Article II (B).

          1.  Dividend Provisions.
              -------------------

          (a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of record of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, out of any assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.055 per share per annum for the Series A Preferred Stock and Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative.
The holders of the outstanding Series A Preferred Stock and Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series A Preferred Stock and Series B
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Preferred Stock then outstanding, voting together as a single class on an as-
converted basis.

          (b) After payment of any such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Preferred Stock were converted to Common Stock at the then effective conversion rate.

          2.  Liquidation Preference.
              ----------------------

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.6814 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (b) Upon the completion of the distribution required by subsection (a) of this Section 2 and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation the holders of the Series A Preferred Stock of this corporation shall be entitled to receive 17.28% of the assets distributed, and the holders of the Series B Preferred Stock and Common Stock shall be entitled to receive 82.72% of the assets distributed (with such 82.72% distributed between the holders of the Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series B Preferred Stock), until each holder of Series A Preferred Stock has received an amount per share equal to $7.2092 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") held by such holder, plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like).

          (c) Upon completion of the distributions required by subsections (a) and (b) of this Section 2 and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the

                                      -2-
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number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock and Series B Preferred Stock).

          (d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least two-thirds of the Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.

          (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

             (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

             (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (iii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

             (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

             (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock and Series B Preferred Stock shall revert to and be the same as such rights, preferences and

                                      -3-
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privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

             (iv) This corporation shall give each holder of record of Series A Preferred Stock and Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.  Conversion.  The holders of the Series A Preferred Stock and
              ----------
Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

             (a) Right to Convert.  Each share of Series A Preferred Stock and
              ----------------
Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $7.2092 (the "Original Series A Issue Price") or the Original Series B Issue Price, as the case may be, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price or Original Series B Issue Price, as the case may be, provided, however, that the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

             (b) Automatic Conversion.  Each share of Series A Preferred Stock
              --------------------
and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock or Series B Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $3.40 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $10,000,000 in the aggregate or
(ii) the date specified by written consent or agreement of the holders of a two-thirds of the then outstanding shares of Series B Preferred Stock.

            (c) Mechanics of Conversion.  Before any holder of Series A
              -----------------------
Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of

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any transfer agent for the Series A Preferred Stock or Series B Preferred Stock,
and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock for Certain
              -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series
-------------------------------------------
A Preferred Stock and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

             (i) In the event this corporation should at any time or from time to time after the issuance of the Series A Preferred Stock and Series B Preferred Stock (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and issuable upon conversion of outstanding securities convertible or exchangeable into Common Stock.

             (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock

                                      -5-
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issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions.  In the event this corporation shall declare
              -------------------
a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (f) Recapitalizations.  If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or Series B Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock or Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment.  This corporation will not, by amendment of its
              -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock and Series B Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.
                   ------------------------------------------------------

              (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

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              (ii) Upon the occurrence of each adjustment or readjustment of the
Conversion Price of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock.

          (i) Notices of Record Date.  In the event of any taking by this
              ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock or Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion.  This corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock or Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock or Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock or Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles of Incorporation.

          (k) Notices.  Any notice required by the provisions of this Section 3
              -------
to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4.  Voting Rights.
         -------------

         (a) General Voting Rights.  Except as otherwise provided herein or as
             ---------------------
required under the Washington Business Corporations Act, the holder of each share of Series A Preferred Stock and Series B Preferred Stock shall have the

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

right to one vote for each share of Common Stock into which such Series A Preferred Stock and Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) As long as at least a majority of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors. The holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

          (c) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to Section 4(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are not such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

      5.  Protective Provisions.  Subject to the rights of any series of
          ---------------------
Preferred Stock that may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

          (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

          (b) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

          (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

          (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends, liquidation, redemption or voting;

          (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

          (f) change the authorized number of directors of this corporation; or

          (g) declare or pay dividends on any share or shares of Common Stock.

      6.  Status of Converted Stock.  In the event any shares of Series A
          -------------------------
Preferred Stock or Series B Preferred Stock shall be converted pursuant to
Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

    C.  Common Stock.  The rights, preferences, privileges and restrictions
        ------------
granted to and imposed on the Common Stock are as set forth below in this
Article II(C).

      1.  Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

      2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
          ------------------
up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article II hereof.

      3.  Redemption.  The Common Stock is not redeemable.
          ----------

      4.  Voting Rights.  The holder of each share of Common Stock shall
          -------------
have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by the Washington Business Corporations Act.

                                  ARTICLE III

                                    BYLAWS

          Except as otherwise provided in these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation, subject to the power of the shareholders to amend and repeal such Bylaws.

                                  ARTICLE IV

                               PREEMPTIVE RIGHTS

     Except for contractual agreements which may be entered into by the Company with its shareholders from time to time no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                                   ARTICLE V

                               CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                                   ARTICLE VI

                                   DIRECTORS

     The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and, subject to the limitations expressed herein or therein, may be increased or decreased from time to time in the manner provided therein.

                                  ARTICLE VII

                    AMENDMENTS TO ARTICLES OF INCORPORATION

     Subject to the shareholder voting rights contained herein or in the Bylaws, this corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation.

                                  ARTICLE VIII

                        LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article VIII shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                                   ARTICLE IX

                               SHAREHOLDER ACTION

     Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if either:

          (i) The action (a "Unanimous Consent") is taken by all shareholders entitled to vote on the action; or

          (ii) So long as this corporation is not a public company, the action (a "Majority Consent") is taken by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

     To the extent prior notice is required by law, any advance notice required by statute to be given to nonconsenting shareholders shall be made at least one business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to appraise the nonconsenting shareholder of the nature of the action to be effected, in a manner approved by the directors of this corporation or by the committee or officers to whom the board has delegated that responsibility.


     DATED:  May 1, 1998.


                                    ELEKOM CORPORATION


                                    By  /s/ Wayne D. Burns
                                        -----------------------------------
                                        Wayne D. Burns, Secretary

                             ARTICLES OF AMENDMENT

                                       OF

                               ELEKOM CORPORATION


     Pursuant to the provisions of RCW 23B.06.020, RCW 23B.10.020, and RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1.  The name of the corporation is Elekom Corporation.

     2. Effective upon the filing of these Articles of Amendment with the Secretary of State of the state of Washington, the corporation's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), are amended as follows:

              Article II, Paragraphs A and B of the Articles of Incorporation shall be amended and restated to provide as follows:

          A.  Authorized Capital.  This corporation is authorized to issue two
              ------------------
          classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Fifteen Million Forty Thousand (15,040,000) shares. Nine Million Seven Hundred Twelve Thousand Eight Hundred Twenty-Six (9,712,826) shares shall be Common Stock and Five Million Three Hundred Twenty-Two Thousand One Hundred Seventy-Four (5,322,174) shares shall be Preferred Stock, each with a par value of $0.01 per share.

          B.  Rights, Preferences and Restrictions on Preferred Stock.  The
              -------------------------------------------------------
          Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Nine Hundred Seventeen Thousand Two Hundred Twenty-Nine (917,229) shares (the "Series A Preferred Stock") and the Series B Preferred Stock, which series shall consist of Four Million Four Hundred Nine Thousand Nine Hundred Forty-Five (4,409,945) shares (the "Series B Preferred Stock"), are as set forth in this Article II(B).

     3. The date of the adoption of the amendments by the Board of Directors of the corporation is July 10, 1998.

     4. The amendments were duly adopted by the corporation's Board of Directors. Pursuant to the provisions of RCW 23B.06.020 and the corporation's Articles of Incorporation, shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 10th day of July, 1998.


                                    ELEKOM CORPORATION


                                    By /s/ Wayne Burns
                                       ----------------------------------------
                                       Wayne Burns, Secretary and Treasurer





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